Exhibit 10.2
SIGMATRON INTERNATIONAL, INC.
2011 OFFICER BONUS PLAN
1.	PURPOSE. The purpose of the Officer Bonus Plan is to align stockholder and Officer objectives, to motivate Officers, and increase stockholder value.

2.	DEFINITIONS. Capitalized terms shall have the meanings ascribed in this Section 2 or as otherwise defined in the Plan:
a.	“Award Year” shall mean the Company’s fiscal year ending April 30, 2011.

b.	“CEO” shall mean the Chief Executive Officer of the Company.

c.	“Committee” shall mean Compensation Committee of the Company.

d.	“GAAP” shall mean U.S. Generally Accepted Accounting Principles.

e.	“Pre-Tax Income” shall mean income, as determined by GAAP, prior to the payment of any bonus amount paid to employees or directors and payment of income tax.

f.	“Officer” shall mean any full-time Company employee with a corporate ranking of Vice-President or higher.

g.	“Participant” shall mean any Officer.

h.	“Plan” shall mean this 2011 Officer Bonus Plan.
3.	ADMINISTRATION. Except as otherwise directed herein, the Committee shall administer and interpret the Plan in accordance with its provisions. The Board of Directors shall have the power to adopt, modify and revoke such rules for the administration, interpretation and application of the Plan as are consistent therewith.

4.	TIMING AND ELIGIBILITY REQUIREMENTS FOR BONUS PAYOUTS.
a.	Bonuses pursuant to this Plan shall be determined at the end of the Award Year and paid as soon as practicable after the Bonus Pool awards are calculated and approved.

b.	To be eligible for a bonus pursuant to this Plan, each Participant must be on the Company’s payroll on the last day of the Award Year and the day on which the bonuses are paid, absent special circumstances approved by the Committee.
5.	BONUS POOL AND CALCULATION OF BONUS AWARDS.
a.	The aggregate bonus pool fund from which bonuses shall be awarded under this Plan (“Bonus Pool”) shall be $200,000.

b.	The Committee, in its sole discretion, may approve adjustments to Pre-Tax Income for certain non-recurring, non-operating income or expenses.

c.	The CEO shall submit to the Committee for its approval and recommendation to the Board a percentage or dollar allocation of the Bonus Pool for each Participant.

Awards shall be granted and paid to the Participants upon satisfaction of both of the following conditions:
i.	The Pre-Tax Income of the Company for the Company’s Award Year equals or exceeds $1,500,000, and

ii.	At the end of the Award Year, the Company is in compliance with all covenants under its primary credit facility (currently with Wells Fargo Bank, N.A.), without obtaining a waiver from the bank to achieve that compliance.
6.	EMPLOYMENT AND PLAN RIGHTS. This Plan shall neither be deemed to give any Participant the right to be employed by the Company, nor impair the Company’s right to discharge any Participant at any time, subject to the terms of an employment agreement between a Participant and the Company, if any.

7.	AMENDMENT, SUSPENSION OR TERMINATION. This Plan may be amended, suspended, or terminated, at any time or from time to time, by the Board of Directors.

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